Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES AUGUST 2005 SALES RESULTS

New York, New York, September 1, 2005 – AnnTaylor Stores Corporation (NYSE:ANN) announced today that total net sales for the four-week period ended August 27, 2005 increased 16.3 percent to $134,103,000 over total net sales of $115,311,000 for the four-week period ended August 28, 2004. By division, net sales were $53,126,000 for Ann Taylor compared to $49,183,000 last year, and $66,783,000 for Ann Taylor LOFT compared to $54,414,000 last year.

Comparable store sales for the period increased 3.7 percent compared to a comparable store sales decrease of 4.5 percent for the same four-week period last year. By division, comparable store sales for August 2005 were up 5.6 percent for Ann Taylor compared to an 8.0 percent decrease last year, and up 1.9 percent for Ann Taylor LOFT compared to a 2.7 percent increase last year.

Ann Taylor President, Kay Krill, stated, “Our performance in August was in line with our expectations, and our client responded well to newer merchandise at both divisions. At Ann Taylor, the wear-now aspect and refined sensibility of our merchandise is resonating well with our client, especially in suiting and relaxed business as well as dresses, skirts and tops. At LOFT, our transitional product, especially in our relaxed business and dressy casual wear, was strong. We are confident that our leaner inventory position combined with improved, more brand-appropriate merchandise will enable the Company to deliver improved margins leading to enhanced shareholder value.”

Total inventory levels at the end of August were down approximately 15 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were down approximately 20 percent for Ann Taylor and down approximately 7 percent for Ann Taylor LOFT.

During the month, the Company opened nine Ann Taylor LOFT stores and one Ann Taylor Factory store. The total store count at month end was 792, comprised of 361 Ann Taylor stores, 384 Ann Taylor LOFT stores, and 47 Ann Taylor Factory stores. Total square footage at the end of August 2005 increased 15.0 percent over the same period last year.

ANNTAYLOR

For the fiscal year-to-date period ended August 27, 2005, total net sales were $1,119,233,000 up 9.6 percent from $1,021,191,000 last year. By division, net sales for the fiscal year-to-date period were $471,091,000 for Ann Taylor compared to $484,268,000 last year, and $535,576,000 for Ann Taylor LOFT compared to $448,342,000 last year. Comparable store sales for the fiscal year-to-date period were down 2.7 percent compared to a 7.6 percent increase last year. Comparable store sales by division for the fiscal year-to-date period were down 4.4 percent for Ann Taylor compared to a 1.2 percent increase last year, and down 1.9 percent for Ann Taylor LOFT compared to an 18.7 percent increase last year.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 792 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of August 27, 2005.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; the inability of the Company to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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Contact:
Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547